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                                                                   EXHIBIT 10.18

                               FRANCHISE AGREEMENT

        THIS AGREEMENT is between the County of Christian County, Illinois ("County") and Enstar Communications Corporation ("Enstar").

        WHEREAS, the County Board has agreed to renew Enstar's franchise pursuant to the terms reflected in this instrument to which Enstar has agreed.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, it is agreed as follows:

        Section 1. Short Title. This Agreement may be referred to and cited as the "Enstar Franchise Agreement."

        Section 2. Definitions. For the purposes of this Agreement the following terms, phrases, words and their derivations shall have the meaning defined herein, unless the context clearly indicates that another meaning is intended. Words used in the present tense include the future, words in the plural number include the singular number, and words in the singular number include the plural number.

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"Application" means seeking an extension of its franchise, its subsequent renewal proposals, the public hearings held relevant to the proposed renewal, and all related correspondence.

"Cable Act" means The Cable Communications Policy Act of 1984 as modified by the Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996.

"Cable Television System" means any non-broadcast facility consisting of a set of transmission paths and associated signal reception, transmission and control equipment, that is designed to distribute to subscribers or other users audio, video and other forms of communications services via electronic or electrical signals.

"Channel" is a band of frequencies in the electromagnetic spectrum, capable of carrying one audio-visual television signal.

"County" means Christian County in the State of Illinois in its present form or in any later reorganized, consolidated, enlarged or reincorporated form, which is legally authorized to grant a cable television franchise under state and federal law. The "County" may also be referred to as "Franchising Authority" or "Grantor".

"Enstar" means Enstar Communications Corporation, which may also be referred to as "Grantee".

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"FCC" means the Federal Communications Commission.

"Franchise" means the rights granted pursuant to this Agreement to construct, own and operate a cable television system along the public ways in the County, or within specified areas in the County.

"Franchise Area" means that portion of the County for which a franchise is granted under the authority of this Agreement. If not otherwise stated in an exhibit to this Agreement, the Franchise Area shall be the legal and geographic limits of the County, including all territory which may be hereafter annexed to the County

"Franchising Authority" means Christian County, Illinois, its County Board acting as the County's duly elected governing body, its lawful successor or such other person or body duly authorized to grant a cable television franchise.

"Grantee" means a person or business entity, or its lawful successor or Assignee, which has been granted a franchise by the County Board pursuant to this Agreement.

"Gross Subscriber Receipts" as the term is used in calculating franchise fees means revenues actually received by the Grantee from television services it provides to its subscribers in the Franchise Area after deducting the following:
a) any fees or assessments levied on subscribers


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or users of the system which are collected by the Grantee for payment to a governmental entity; b) franchise fees paid by the Grantee to the County; c) state or local sales or property taxes imposed on the Grantee and paid to a governmental entity; and d) federal copyright fees paid by the Grantee to the Copyright Tribunal in Washington, DC.

"Normal Business Hours" means those hours during which most similar businesses in the community are open to serve customers. In all cases, "normal business hours" must indicate some evening hours at least one night per week and/or some weekend hours.

"Normal Operating Conditions" means those service conditions which are within the control of the Grantee. Those conditions which are not within the control of the Grantee include, but are not limited to, natural disasters, civil disturbances, power outages, telephone network outages, and severe or unusual weather conditions. Those conditions which are ordinarily within the control of the Grantee include, but are not limited to, special promotions, pay-per-view events rate increases, regular peak or seasonal demand periods, and maintenance or upgrade of the cable system.

"Public Way" or "Right-of-Way" means the surface, the air space above the surface and the area below the surface of any public street, highway, lane, path, alley, sidewalk, boulevard, drive, bridge, tunnel, park, parkways, waterways, or other public right-of-way including public


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utility easements or rights-of-way and any temporary or permanent fixtures or improvements located thereon now or hereafter held by the County which shall entitle the County and the Grantee to the use thereof for the purpose of installing and maintaining the Grantee's cable television system.

"School" means any public elementary or secondary school.

"Service Interruption" means the loss of picture or sound on one or more cable channels.

"Subscriber" means any person who receives monthly cable television service provided by the Grantee's cable television system.

        Section 3.    Grant of Authority.

        (a) There is hereby granted by the County to the Grantee the right and privilege to construct, operate, maintain and extend a cable system to all places within the County. The rights granted hereunder shall be non-exclusive and shall not be transferred or assigned without the prior approval of the County as specified in Section 14 of this Agreement, which approval shall not be unreasonably withheld.

        (b) The Grantee shall have the right to use and occupy roads, streets, alleys, public ways and easements for the purposes of installing its wires, cables, and associated equipment in or on poles, by direct burial, or in underground conduits as necessary for the operation of the cable system. This authority, however, does not obviate the need for

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obtaining permits from the County for construction involving the disturbance of public streets, sidewalks or thoroughfares and for compliance with all County regulations and requirements relative to construction and operation of facilities in the public rights-of-way.

        Section 4. Compliance with Applicable Laws and Ordinances. The Franchisee shall, at all times during the life of this Agreement, be subject to all lawful exercise of the police power by the County consistent with the Franchisee's contractual rights, and shall be required to comply fully with all federal and state statutes and regulations governing cable communications.

        Section 5. Provision of Service.

        (a) 1. A Grantee which is not already serving the entire franchise area shall provide service to all portions of the franchise area reaching a minimum density of thirty (30) dwelling units per linear strand mile, as measured from the nearest coaxial cable line, within twelve (12) months after the grant of a franchise.

        2. Grantee shall provide aerial or buried drop lines to new subdivisions within the franchise area at the request of the developer provided that the developer contracts and agrees with the Grantee to pay the cost of the extension of the service.

        3. Grantee shall extend and make cable television service available to any resident within the franchise area who requests connection at the standard connection charge if the connection to the

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resident would require no more than a standard one hundred and fifty (150) foot aerial drop or a seventy-five (75) foot buried drop line or extension from the nearest coaxial feeder cable. With respect to requests for connection requiring an aerial or buried drop line in excess of the maximum standard distance, Grantee shall extend and make available cable television service to such residents at a connection charge not to exceed its actual costs for the distance exceeding the standard one hundred and fifty (150) feet of aerial or seventy-five (75) feet of underground cable respectively.

        4. In areas with fewer than thirty (30) residential units per proposed cable bearing strand mile, Grantee shall offer a cost-sharing arrangement with residents. A dwelling unit will be counted for this purpose if its lot fronts a street. The cost-sharing arrangement shall consist of the following:

        5. At the request of a resident desiring service, Grantee shall determine the cost of the plant extension required to provide service to the potential subscriber from the closest point on the cable system where it is technically feasible. The cost of construction shall be allocated based on the following formula:

        6. If a request for extension of service into a residential area requires the construction of cable plant which does not pass at least thirty
(30) potential subscribers per proposed cable bearing strand mile,


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Grantee and residents who agree to subscribe to cable service will each bear their proportionate share of construction costs. For example, if there are five
(5) dwelling units per proposed cable bearing strand mile, Grantee's share will equal 5/30ths or one sixth (1/6) of the construction cost. The remaining cost will be shared equally by each subscriber.

        7. Should additional residents actually subscribe to cable television service in areas where subscribers have already paid a proportionate share under the extension cost sharing formula, subscribers who have previously paid a proportionate share under the extension formula shall be reimbursed pro rata for their contribution or a proportional share thereof. In such case, the pro rata shares shall be recalculated and each new subscriber shall pay the new pro rata share, and all subscribers who previously paid a proportionate share shall receive pro rata refunds. In the event such subscribers (or prior subscribers) have been disconnected or have moved and owe the Grantee money which has not been recovered, Grantee shall have the right to first apply the refund to amounts owed the Grantee and give the balance, if any to the subscriber. At such time as there are thirty (30) potential subscribers per cable bearing strand mile, the subscribers shall receive their pro rata share of construction costs. In any event, one (1) year after the completion of a project, subscribers who have paid a share of line extension costs are no longer eligible for refunds, and the amounts paid in construction costs will be credited to the plant account of Grantee.

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        8. Where the density of residential dwelling and occupied commercial or industrial structures, adverse terrain, or other factors render extension of the system and offering of cable service impractical, technically infeasible or would create an economic hardship, the County may, upon petition of the Grantee, either waive the extension of the system into such areas, or allow the extension and offer of service on special terms or conditions which are reasonable and fair to the County, the Grantee and potential subscribers in such areas.

        (b) The Franchisee shall extend service to each school passed by the cable system. No charge shall be made for installation or for basic service, except the Franchisee may: 1.) charge for its cost of installation if more than one connection is desired at each building; or 2.) charge for that portion of the cost of installation which exceeds One Hundred Dollars ($100.00). If during the term of this Agreement, new schools are constructed within the County, the County may also require the extension of service to such schools under the same terms and conditions as for existing public buildings.

        (c) The initial subscriber rates are to be as specified in Exhibit "A" hereto. Subscriber rates may be later modified as allowed by federal law or regulation.

        (d) Regular basic service shall consist of a minimum of 12 channels. The Franchisee shall create and provide such other categories of service as it may deem necessary, except that the total number of channels available in all categories of service shall not be less than 35

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channels. The programming carried shall be determined by the Franchisee;
provided, however, the County may suggest changes from time-to-time that it believes will better satisfy public needs in terms of broad categories of programming.

        (e) The Grantee shall provide written information of each of the following areas at the time of installation of service, at least annually to all subscribers, and at any time upon request:

        products and services offered; prices and options for programming services and conditions of subscription to programming and other services; installation and services maintenance policies; instructions on how to use the cable service; channel positions of programming carried on the system; and billing and complaint procedures, including the address and telephone number of the local franchise authority's cable office.

        Section 6.    Liability and Indemnification.

        (a) By its acceptance of this Agreement, the Grantee specifically agrees that it will indemnify and hold the County, including all its officials, employees and agents, harmless against any and all claims arising out of the grant of this franchise and the operation of Grantee's cable system. The Grantee shall pay all expenses incurred by the County in defending itself against all such claims, including all out-of-pocket expenses such as the reasonable value of any service rendered by the County Attorney or any employees of the County.

        (b) The Grantee shall maintain throughout the terms of this Agreement comprehensive liability insurance insuring the County, including its officials, employees and agents, and the Grantee with


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regard to all damages with respect to operations performed by, or on behalf of, the Grantee in the minimum amounts as specified below:

        1. A general comprehensive liability policy indemnifying, defending and saving harmless the County, its officers, boards, commissions, agents or employees from any and all claims by any person whatsoever on account of injury to or death of a person or persons occasioned by the operations of the Grantee under the franchise herein granted, or alleged to have been so caused or occurred, with a minimum liability of Five Hundred thousand Dollars ($500,000) per personal injury, death of any one person or damage to property and One Million Dollars ($1,000,000) for personal injury, death of any two or more persons in any one occurrence or damage to property.

        2. All insurance policies called for herein shall be in a form satisfactory to the County and shall require thirty (30) days written notice of any cancellation to both the County and the Grantee. The Grantee shall, in the event of any such cancellation notice, obtain, pay all premiums for, and file with the County, written evidence of the issuance of replacement policies within thirty (30) days following receipt by the County or the Grantee of any notice of cancellation. In recognition of the foregoing each party agrees to cause their respective insurance carriers to waive any rights of subrogation.

        (c) The Grantee shall, on or before the effective date of this Agreement, establish a performance bond in the amount of ten thousand


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dollars ($10,000), which shall be used for insuring that the Grantee will fulfill and perform each term and condition of this Agreement.

        (d) Because the County will suffer damages from any violation of this Agreement, which damages may be difficult to quantify, the County and the Franchisee agree to the following schedule of liquidated damages:

        (1) Failure to file reports or supply information as required - $50 per day

        (2) Failure to perform annual sweep and balance tests - $100 per day

        (3) Failure to perform maintenance and retain maintenance records as required - $100 per day.

        (4) Failure to maintain insurance or replenish security fund/ performance as required - $100 per day.

        (5) Failure to achieve or maintain technical performance standards - $100 per day.

        (6) Failure to maintain customer service standards - $50 per day.

        (7) Other material violations - $100 per day violations per day that each violation continues.

Before assessing the Franchisee for liquidated damages, the County shall give written notification to the Franchisee in advance so that the Franchisee will have notice of the violation and an opportunity to correct it. The liquidated damages shall not commence accruing for uncorrected violation until the 30th day following the date the notice was received by the Franchisee. In the event the Grantee is prevented or delayed in the performance of any of its obligations under this Agreement


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by reason of flood, fires, hurricanes, tornadoes, earthquakes or other acts of
God, unavoidable casualty, insurrections, war, riot, sabotage, unavailability of materials or supplies, vandalism, strikes, boycotts, lockouts, labor disputes, shortage of labor, unusually severe weather conditions, acts or omissions or delays by utility companies upon whom Grantee is dependent for pole attachments or easement use, Grantee is unable to obtain necessary financing or any other event which is beyond the reasonable control of the Grantee, the Grantee shall have a reasonable time under the circumstances to perform its obligations under this Agreement or to procure a reasonable and comparable substitute for such obligations. Under such circumstances the Grantee shall not be held in default or noncompliance with the provisions of the Agreement nor shall it suffer any penalty or relating thereto.

        (e) All insurance and bond instruments must be approved as to form by the County Attorney prior to their effectiveness.

        Section 7. Technical Requirements. The Grantee shall maintain and extend its system so as to provide high quality signals and reliable service. The system shall meet or exceed any applicable technical performance standards of the FCC.

        Section 8. Emergency Use of Facilities. In the case of any emergency or disaster, the Grantee shall, upon request of the County, make available its facilities to the County for emergency use during the emergency or disaster period.

        Section 9. Other Business Licenses. This Agreement authorizes only the operation of a cable system as provided for herein, and does not take



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the place of any other franchise, license, or permit which might be required of the Grantee by law.

        Section 10. Duration and Acceptance of Agreement. This Agreement and the rights, privileges, and authority hereby granted shall take effect and be in force from the effective date of this Agreement and shall continue in force throughout its term provided that within sixty (60) days after the date of adoption of this Agreement by the County Board the Grantee shall provide evidence of satisfactory compliance with the performance bond and insurance requirements hereof. Failure of the Grantee to do so within said time period shall operate to make this Agreement null and void without further action by the County.

        Section 11.  Franchise Fee.

        (a) The Grantee shall pay a franchise fee to compensate the County for all costs associated with administering and regulating the cable system. The amount of the franchise fee shall be 5% of the Grantee's annual Gross Subscriber Receipts, as defined herein. Such fee shall be paid on an annual basis. Grantee shall be entitled to list the franchise fee as a separate line item on monthly bills.

        (b) Due to federal and local requirements to notify cable subscribers of any increases in monthly rates or charges, increased franchise fee amounts due to the County shall begin accruing sixty (60) days after the effective date of this franchise.

        (c) At the County's request, the Grantee shall file a report showing Grantee's Gross Subscriber Receipts for the calendar year and the amount of franchise fees due to the County. Such reports may be


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requested once per calendar year. The Grantee shall have an obligation to maintain financial records of its Gross Subscriber Receipts and Grantee fee payments for audit purposes for a period of three years, and the County shall have the right to audit the Grantee's books at the offices where such books are maintained.

        Section 12.  Customer Service.

        (a) Cable System Office Hours and Telephone Availability

The Grantee will maintain a local, toll-free or collect call telephone access line which will be available to its subscribers 24 hours per day, seven days per week. Trained company representatives will be available to respond to customer telephone inquiries during normal business hours. After normal business hours, the access line may be answered by a service or an automated response system, including an answering machine. Inquiries received after normal business hours must be responded to by a trained company representative on the next business day. Customer service center and bill payment locations will be open at least during normal business hours and will be conveniently located.

        (b)  Installation, Outages and Service Calls

        1. Standard installations will be performed within seven (7) business days after an order has been placed. "Standard" installations are those that are located up to 125 feet from the existing distribution system.

        2. Excluding conditions beyond the control of the Grantee, the Grantee will begin working on "service interruptions" promptly and in no


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event later than 24 hours after the interruption becomes known. The Grantee must begin actions to correct other service problems the next business day after notification of the service problem.

        3. The "appointment window" alternatives for installations, service calls, and other installation activities will be either a specific time or a four-hour time block during normal business hours. The Grantee may schedule service calls and other installation activities outside of normal business hours for the express convenience of the customer.

        4. A Grantee may not cancel an appointment with a customer after the close of business on the business day prior to the scheduled appointment.

        5. If Grantee's representative is running late for an appointment with a customer and will not be able to keep the appointment as scheduled, the customer will be contacted. The appointment will be rescheduled, as necessary, at a time which is convenient for the customer.

        Section 13.  System Maintenance.

        (a) The Franchisee shall maintain the system at the highest commercially practical level of technical quality. To that end, it shall perform, at a minimum, all tests required to be performed by a Cable Operator pursuant to FCC regulations.

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        (b) The Franchisee shall retain a copy of all maintenance logs and records for a period of two years. Upon request of the County, the Franchisee shall provide copies of such documentation to the County.

        (c) No less than once a year the Franchisee shall perform a sweep and balance of the system activities to ensure that the entire system is performing as required.

        Section 14.  TRANSFER OR ASSIGNMENT OF FRANCHISE

        (a) A Grantee may transfer or assign its franchise to another entity (the "Assignee") upon thirty (30) days notice to the County. The Grantee shall provide to the County a reasonable showing that the proposed Assignee or Transferee possesses the technical and financial qualifications to operate the cable TV system properly. The proposed Transferee or Assignee shall provide the County with a written statement that it agrees to comply with all material terms of the franchise to be transferred. The County shall not unreasonably delay or deny the assignment or transfer of a franchise. The reasonableness of the County's actions shall be subject to judicial review by a court of appropriate jurisdiction. The proposed transfer or assignment shall be deemed approved if no action is taken by the County within sixty (60) days of the written request for transfer by the Grantee.

        (b) The Grantee may secure financing or an indebtedness by trust, mortgage, or other instrument of hypothecation of the franchise, in whole or in part, without requiring the consent of the City. Consent shall not be required to assign a franchise from one business entity to another which is operated or managed by the Grantee or any affiliated entity. In



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addition, so long as the manager and/or general partner of the Grantee remains the same, consent shall not be required to transfer the interests of any limited partner of the Grantee, who has no day to day operational control of the Grantee or the system.

        (c) A Grantee may transfer or assign its franchise to an affiliated entity upon thirty (30) days notice to the City. Consent of the County shall not be required for such an assignment, provided that; a) the County is provided with a reasonable showing that the proposed Assignee possesses the technical and financial qualifications to operate the cable TV system and , b) that the Assignee agrees to comply with the terms of this Agreement.

        Section 15.  NOTICE TO GRANTEE

Except as otherwise provided in this Agreement, the County shall not meet to take any action involving the Grantee's franchise unless the County has notified the Grantee by certified mail at least thirty (30) days prior to such meeting, as to its time, place and purpose. The notice provided for in this section shall be in addition to, and not in lieu of, any other notice to the Grantee provided for in this Agreement. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if mailed by certified mail return receipt requested, addressed to the Grantee's corporate office as follows:

        Enstar Cable TV

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        10900 Wilshire Boulevard, 15th Floor
        Los Angeles, California  90024
        Attn:  Howard Gan

And to:

        Enstar Cable TV
        11 Clearing Avenue
        Taylorville, IL  62568
        Attn:  Regional Manager

        Section 16.  Miscellaneous Provisions.

        (a) Whenever this Agreement shall set forth any time for an act to be performed by or on behalf of the Franchisee, such time shall be deemed of the essence.

        (b) This Agreement may not be amended except by written instrument executed by both parties hereto.

        (c) This Agreement shall be interpreted under the laws of the State of Illinois.

        (d) If any provisions of this Agreement is found by any court, government agency or other body having jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate appropriate changes to such provision, and the remaining provisions, to the extent practical, shall remain in full force and effect.

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        Section 17. Term of Agreement. This Agreement shall take effect as of the date of its adoption, provided that one executed copy is delivered by Enstar to the County Clerk within sixty (60) days of the adoption date. If not so executed and delivered as stated, this Agreement shall be null and void. Once effective, this Agreement shall remain in effect for a period of fifteen (15) years, unless extended or renewed as provided for in Section 18 hereof. Provided, however, if the requirements of Sections 6(b) and (c) and 10 of this Agreement are not satisfied within sixty (60) days of the effective date, this Agreement shall become null and void.

        Section 18. Renewal. This Franchise Agreement shall be renewed pursuant to the renewal requirements contained in Section 626 of the Cable Act.

        Section 19. Effective Date. This Franchise Agreement shall become effective upon the date of its adoption by the County. Any failure by the County to follow proper procedures under state or local law in adopting this Agreement shall not abrogate the rights or obligations of either the Grantee or the County under this Agreement. If, following adoption of this Agreement it is subsequently determined that proper legal procedures have not been followed by the County, it shall be the responsibility of the County to rectify any procedural defects and ratify the terms of this Franchise Agreement.

        IN WITNESS WHEREOF, the parties hereto have set their hands and seals as follows:

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COUNTY OF CHRISTIAN COUNTY, ILLINOIS        Attest:

By:    /s/ Wm C. Cuntin                      /s/ Perry E. Ryan
        -------------------------           ----------------------------
        County Chairman                     County Clerk

Date:  12 June 1997
        -------------------------

ENSTAR COMMUNICATIONS CORPORATION   Attest:

By:   /s/ Howard Gan                         /s/ Susan Spanknoble
        -------------------------           ----------------------------
                                            Assistant to Howard Gan, VP
        Its     V.P.
               ------------------

        Date:  10 July 1997
               ------------------

        A fully executed copy of this Agreement was deposited and filed with the County of Christian County, Illinois, on the 12th day of June, 1997.

                                              /s/ Perry E. Ryan
                                             ----------------------------
                                             County Clerk





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
                                                           (Effective: 10/1/96)
ENSTAR CABLE TV - Christian Co. (Taylorville),. IL               Exhibit A

CHANNEL LINE-UP--------------------            RATES---------------------------

        2  QVC                                     BASIC                                $23.69
        3  WCIA 3-CBS CHAMPAIGN, IL                TIER (=)                               3.33
        4  WAND 17-ABC DECATUR, IL                 SATELLITE PACKAGE 1 (+)                7.05
        5  KSDK 5-NBC ST. LOUIS, MO                BASIC ON ADDITIONAL OUTLET             0.00
        6  ESPN
        7  THE MOVIE CHANNEL                       INSTALLATION/SERVICE (per hr.)        45.00
        8  WFHL 23-IND DECATUR, IL                 INSTALL MATERIALS (if any)          At Cost
        9  WILL-TV 12-PBS URBANA-CHAMPAIGN, IL     REMOTE                                 0.23
        10 WICK 20-NBC SPRINGFIELD,IL              NON-ADDRESSABLE CONVERTER              1.17
        11 KPLR-TV 11-IND ST. LOUIS, MO            RADIO SERVICE                          1.95
        12 LOCAL-CHARACTER GENERATED
        13 WRSP-TV 55-FOX SPRINGFIELD, IL          WIRE MAINTENANCE AGREEMENT             1.50
        14 LIFETIME                                CABLE PROGRAM GUIDE                    1.75
        15 CINEMAX                                 LATE PAYMENT FEE                       1.50
        16 USA NETWORK                             RETURNED CHECK FEE                    25.00
        17 WGN-TV                                  LOST/STOLEN CONVERTER EQUIP     Prices Vary
        18 ARTS & ENTERTAINMENT                    DAMAGED CONVERTER EQUIPMENT     Actual Cost
        19 MTV                                                                       to Repair
        21 HBO
        22 COUNTRY MUSIC TV                        PREMIUM SERVICES (*)-----------------------
        23 THE DISNEY CHANNEL                      CINEMAX                               11.95
        24 WTBS 17-IND ATLANTA, GA                 HBO                                   11.95
        25 THE FAMILY CHANNEL                      THE MOVIE CHANNEL                     11.95
        26 TNT
        27 THE DISCOVERY CHANNEL                   SHOWTIME                              11.95
        28 SHOWTIME                                -------------------------------------------
        29 CNN HEADLINE NEWS                       All Broadcast TV stations carried on a channel
        30 THE NASHVILLE NETWORK                   higher than 13 can only be received via cable
        31 CNN                                     through a converter box, unless you have a
        32 THE WEATHER CHANNEL                     cable ready TV set.  Converter boxes are available
        33 AMERICAN MOVIE CLASSICS                 for rent at the low rate listed above.
        34 NICKELODEON
        35 CNBC                                    The above rates may not include applicable
        36 LOCAL WEATHER                           taxes fees and assessments.  Any such amounts will be
        98 SCI-FI CHANNEL                          itemized on your bill.
        99 C-SPAN

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